Exhibit h(6)
                                    FORM OF
                                   GUARANTEE

     GUARANTEE, dated as of ________ __, 2002 (the "Agreement"), from SMITH BARNEY TRUST II, a Massachusetts business trust (the "Trust"), on behalf of its series SMITH BARNEY CAPITAL PRESERVATION FUND II (the "Fund") to and for the benefit of shareholders of the Fund (the "Shareholders").

                                   ARTICLE I
                                  DEFINITIONS

     The terms defined in this Article I shall have the meanings provided herein for all purposes of this Agreement, in both singular and plural form, as appropriate.

     "Business Day" means any day other than a day on which banks located in the City of New York, New York are required or authorized by law to close or on which the New York Stock Exchange is closed for business.

     "Class of Shares" means each class of shares of beneficial interest of the Fund designated pursuant to the Declaration of Trust.

     "Covered Expenses" means, for any Class of Shares, the annual ordinary fund operating expenses reflected in the Prospectus relating to such Class of Shares that are covered and limited by the Expense Limitation Agreement. "Covered Expenses" shall not include Investment-Related Costs or extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of the Fund's business.

     "Declaration of Trust" means the Trust's Amended and Restated Declaration of Trust, dated as of September 28, 2001, as in effect from time to time.

     "Distribution Per Share" means, with respect to any Class of Shares, an amount equal to the quotient of the amount of any distribution or payment by the Fund in respect of, or allocated to, such Class of Shares that is not a Covered Expense or an Investment-Related Cost, and shall include, without limitation, any distribution of income, dividends, capital gains or principal to the Shareholders of such Class of Shares and any payment of Income Taxes allocated to such Class of Shares, divided by the number of shares of such Class of Shares outstanding on the date of such distribution or payment.

     "Expense Limitation Agreement" means the Expense Limitation Agreement dated as of the date hereof, between Smith Barney Fund Management LLC and the Trust on behalf of the Fund.

     "Guarantee Maturity Date" means the date that is five years after the Inception Date, but if that date is not a Business Day, the Guarantee Maturity Date shall be the first Business Day thereafter.

     "Guarantee per Share" means, with respect to any Class of Shares, (i) the NAV for such Class of Shares at the close of business on the Transition Date and (ii) thereafter on any Business Day, the Guarantee per Share for such Class

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of Shares on the immediately preceding Business Day divided by the sum of one plus the quotient of (A) the amount of any Distribution Per Share with respect to such Class of Shares effective since the immediately preceding Business Day divided by (B) the NAV for such Class of Shares at the close of business on the day such Distribution Per Share was effective.

     "Guarantee Period" means the period commencing on and including the Inception Date to and including the Guarantee Maturity Date.

     "Inception Date" means the second Business Day after the end of the Offering Period.

     "Income Taxes" means U.S. income or excise taxes that are calculated on the net income or undistributed net income of the Fund.

     "Investment-Related Costs" means interest, taxes (other than Income Taxes), brokerage commissions, transaction fees and other investment-related costs.

     "NAV" means, with respect to any Class of Shares of the Fund, (a) on the Transition Date, the net asset value per share of such Class of Shares established by the Fund for such date and (b) on any date of determination thereafter the quotient of (i) the excess of (x) the market value of the assets allocated to that Class of Shares determined as of the close of regular trading on the New York Stock Exchange by the Fund in the manner described in the Prospectus with respect to such Class of Shares over (y) the market value of any liabilities allocated to and/or associated with such Class of Shares determined as of the close of regular trading on the New York Stock Exchange by the Fund in the manner described in the Prospectus with respect to such Class of Shares divided by (ii) the number of outstanding shares of that Class of Shares at such time. The assets, income, gain, loss, expenses and liabilities (other than those expenses and liabilities relating specifically to a Class of Shares) of the Fund shall be allocated to each Class of Shares of the Fund on each date of determination on a pro rata basis based on the NAV of such Class of Shares on the preceding date of determination.

     "Offering Period" means the period during which the shares of the Fund will be offered for sale to investors as described in the Prospectus relating to each Class of Shares.

     "Prospectus" means for any Class of Shares, the prospectus and statement of additional information pursuant to which the shares of such Class of Shares were offered for sale, as the same may be updated and in effect from time to time.

     "Transition Date" means the Business Day after the end of the Offering Period.

                                   ARTICLE II
                                 THE GUARANTEE

     The Fund hereby guarantees that on the Guarantee Maturity Date, shares of the Fund of any Class of Shares may be redeemed for an amount no less than the Guarantee Per Share for that Class of Shares.

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                                  ARTICLE III
                                 MISCELLANEOUS

     In the event of a default of this Agreement by the Trust, no Shareholder shall be entitled to receive more than such Shareholder's allocable share of any recovery pursuant to any claim hereunder as determined in accordance with the ratio that (a) the amount owing and unpaid to such Shareholder hereunder bears to (b) the aggregate amount owing and unpaid to all Shareholders hereunder.

     Any liability of the Trust under this Agreement or in connection with the transactions contemplated herein shall be discharged only out of the assets of the Fund. This Agreement has been executed by an officer of the Trust acting under the Declaration of Trust, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or Shareholders of the Trust personally.

     This Agreement may be amended at any time or from time to time by the Trust on behalf of the Fund.

     This Agreement is subject to the applicable provisions of the Investment Company Act of 1940, as amended, and shall be construed, and the obligations, rights and remedies hereunder shall be determined, in accordance with the laws of the State of New York (to the extent not inconsistent with such Act).


                           [SIGNATURE PAGE FOLLOWS.]



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     IN WITNESS WHEREOF, the Trust has executed this Agreement on behalf of the
Fund as of the day and year first above mentioned.

                                   SMITH BARNEY TRUST II
                                   On behalf of its series
                                   Smith Barney Capital Preservation Fund II



                                   By:
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                                      Name:
                                      Title: